EXHIBIT 99.1

AES COMPLETES BOND EXCHANGE AND BANK REFINANCING
Comprehensive Arrangements Address Short Term Maturities,
Provide Increased Flexibility

ARLINGTON, VA, December 12, 2002 -- The AES Corporation (NYSE: AES) announced today that it successfully completed its $2.1 billion bank and bond refinancing comprised of a $1.6 billion senior secured credit facility and its exchange offer relating to $500 million of its outstanding debt securities. This refinancing substantially eliminates all scheduled parent maturities at AES until November 2004, improving liquidity, reducing debt service burden and enhancing financial flexibility.

Paul T. Hanrahan, AES President and Chief Executive Officer, commented, “This refinancing is a major accomplishment as it provides a solid foundation for AES’s future. With the financial stability afforded by this transaction, we can now focus entirely on implementing our business plan, including our emphasis on operational excellence and the execution of our asset sales and cost reduction programs.”

AES accepted all bonds validly tendered in its exchange offer for its $300,000,000 8.75% Senior Notes due 2002 (“2002 Notes”) and its $200,000,000 7.375% Remarketable or Redeemable Securities due 2013, which are puttable in 2003 (“ROARs”). Approximately $240,013,000 aggregate principal amount of the 2002 Notes and $173,889,000 aggregate principal amount of the ROARs were tendered. These amounts represent approximately 80% and 87% of the outstanding 2002 Notes and ROARs, respectively. The new Senior Secured Notes (the “Senior Secured Notes”), totaling approximately $258 million, bear a coupon of 10% and will mature on July 15, 2005 unless certain conditions are met to extend them to December 12, 2005. The Senior Secured Notes have certain mandatory prepayment provisions and scheduled amortization payments. The Senior Secured Notes will be issued and the other exchange offer consideration will be paid on December 13th.

AES also completed the $1.6 billion Senior Secured Credit Facility (“Credit Facility”) comprised of a $350 million revolving credit facility, three tranches of term loans totaling approximately $1.2 billion, and a reimbursement agreement associated with a GBP 52.5 million letter of credit.

The Credit Facility benefits from a first priority lien, subject to certain exceptions and permitted liens, on (i) all of the capital stock of domestic subsidiaries owned directly by AES and 65% of the capital stock of certain foreign subsidiaries owned directly by AES and (ii) certain inter-company receivables and notes receivable and inter-company tax sharing agreements. The collateral is shared with the Senior Secured Notes and certain other secured parties.

The Credit Facility matures on July 15, 2005 with a potential extension to December 12, 2005 if certain conditions are met. The Credit Facility requires mandatory prepayments associated with a proportion of the proceeds from asset sales, the issuances of debt and equity securities and certain other cash flow sweeps. Minimum amortization of approximately $810 million by no later than November 25, 2004 will be required with mandatory prepayments made prior to that date credited against such required amortization. Loans under the revolving credit facility and the term loan facilities bear an interest rate of LIBOR plus 6.5% or Prime plus 5.5%.

Barry Sharp, Chief Financial Officer, stated, “The completion of this comprehensive refinancing is a major milestone for our company. Our capital structure now allows us the time and flexibility we need to continue to strengthen our balance sheet. We are excited to have this refinancing completed and sincerely appreciate the overwhelming support and the confidence expressed by the bank and bond community in AES.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain “forward-looking statements” regarding The AES Corporation’s business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

AES is a leading global power company comprised of contract generation, competitive supply, large utilities and growth distribution businesses.

The company’s generating assets include interests in 176 facilities totaling over 60 gigawatts of capacity, in 33 countries. AES’s electricity distribution network sells 108,000 gigawatt hours per year to over 16 million end-use customers.

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For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.